EXHIBIT 99.1

NAUTILUS, INC. REPORTS STRONG RESULTS FOR THE FIRST QUARTER 2016

First Quarter Revenue Increased 25.7% Over Prior Year to $120.9 million

Organic Retail Segment Revenues Increased over 20%

Continued Double Digit Growth in Adjusted Operating Income and EBITDA

VANCOUVER, WASHINGTON, May 9, 2016 - Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the first quarter ended March 31, 2016.

Net sales for the first quarter of 2016 totaled $120.9 million, a 25.7% increase compared to $96.2 million in the same quarter of 2015. The increase in revenues was driven by incremental sales resulting from the recent acquisition of Octane Fitness, along with strong organic sales growth in both the Direct and Retail segments. Gross margins for both the Direct and Retail segments increased in the first quarter of 2016; however, consolidated company gross margins declined by 110 basis points to 54.9%, reflecting the shift in channel mix as a result of higher Retail sales growth, as well as a $0.7 million non-cash inventory step-up charge related to the Octane Fitness acquisition.

Operating income for the first quarter of 2016 was $19.3 million, a 9.6% increase over operating income of $17.6 million reported in the same quarter of 2015. The increase in operating income primarily reflects higher net sales and gross margins. Excluding the non-cash inventory step-up charge referenced above, operating income for the first quarter of 2016 was $20.0 million, a 13.7% increase over the same quarter in 2015. EBITDA from Continuing Operations in the first quarter of 2016 increased by 14.7% to $21.1 million, versus $18.4 million for the same quarter of the prior year.

Income from continuing operations for the first quarter of 2016 was $11.6 million, or $0.37 per diluted share, compared to income from continuing operations of $10.9 million, or $0.34 per diluted share, for the same period of last year. Excluding the non-cash inventory step-up charge, income from continuing operations for the first quarter of 2016 was $12.0 million, or $0.38 per diluted share.

For the first quarter of 2016, the Company reported net income of $11.4 million, or $0.37 per diluted share, which includes a loss from discontinued operations of $0.1 million. In the first quarter of 2015, the Company reported net income of $10.7 million, or $0.34 per diluted share, which included a $0.1 million loss from discontinued operations.

Bruce M. Cazenave, Chief Executive Officer, stated, “We are very pleased with our solid start to 2016 as revenue, operating income and EBITDA all improved significantly during the first quarter. Our organic Retail business delivered strong growth in excess of 20%, while our total Retail segment revenues including the incremental revenues from Octane Fitness increased by 82%. The Direct business also had a robust quarter with revenues growing 10% versus a challenging comparable period last year, in which revenues were up 46% year over year. Our overall performance reflects continued progress with our key initiatives across all aspects of our business as well as solid underlying demand for both cardio and strength products.”

Mr. Cazenave continued, “We are very encouraged by the continued strong momentum and outlook in our business. We are focused on the early stages of integrating the Octane Fitness acquisition to drive the anticipated benefits of revenue synergies and supply chain efficiencies over the coming quarters. Previews of Octane's new Zero Runner® ZR8000 at both the IHRSA and FIBO trade shows were well received, with customers looking forward to receiving initial shipments of this key new commercial product during the third quarter of 2016. We remain very excited about the additional opportunities that the Octane platform brings to our business, from new distribution channels to enhanced product development and innovation capabilities.”

For further information, see “Results of Operations Information” attached hereto.

Segment Results

Net sales for the Direct segment were $81.2 million in the first quarter of 2016, an increase of 9.7% over the comparable period last year. Direct segment sales benefited from continued strong demand for cardio products, especially the Bowflex Max Trainer® product line.

Operating income for the Direct segment was $21.1 million for the first quarter of 2016, an increase of 8.0% compared to the first quarter 2015. Operating income benefited from higher net sales and gross margins. Gross margin for the Direct business improved 110 basis points to 66.3% for the first quarter of 2016, compared to 65.2% in the first quarter of last year. Gross margin improvement reflected favorable product mix and leveraging of supply chain costs.

Net sales for the Retail segment were $38.8 million in the first quarter of 2016, an increase of 82.3% when compared to $21.3 million in the first quarter last year. The improvement in Retail net sales reflects the inclusion of Octane Fitness, as well as strong double digit organic growth across both the cardio and strength components of the business.

Operating income for the Retail segment was $3.9 million for the first quarter of 2016 compared to $1.5 million in the first quarter of last year. The increase in Retail operating income was primarily due to improvement in the organic Retail business revenue and margins, coupled with the addition of Octane Fitness. Retail gross margin was 29.9% in the first quarter of 2016, compared to 22.0% in the same quarter of the prior year. Retail gross margins were negatively impacted by a purchase price inventory step-up charge related to the Octane Fitness acquisition of $0.7 million. Excluding this charge, Retail gross margins would have been 31.8%, up 980 basis points versus prior year gross margin of 22.0%.

Royalty revenue in the first quarter 2016 was $0.9 million, compared to $0.9 million for the same quarter of last year.

For further information, see “Segment Information” attached hereto.

Balance Sheet

As of March 31, 2016, the Company had cash of $72.8 million and debt of $76.0 million, compared to cash of $60.8 million and debt of $80.0 million at year end 2015. Working capital of $76.4 million as of March 31, 2016 was $7.0 million higher than the 2015 year-end balance of $69.4 million, primarily due to growth in cash of $12.0 million. Inventory as of March 31, 2016 was $36.8 million, compared to $42.7 million as of December 31, 2015 and $20.0 million at the end of the first quarter last year. The increase in inventory compared to the first quarter last year was primarily due to the acquisition of Octane Fitness.

For further information, see “Balance Sheet Information” attached hereto.

Share Repurchase Program

The Company announced today that its Board of Directors has authorized a $10 million expansion of the Company’s share repurchase program. Under the expanded program, shares of the Company’s common stock may be repurchased from time to time over the next 24 months in open market transactions at prevailing prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. Share repurchases will be funded from existing cash balances and repurchased shares will be retired and returned to unissued authorized shares. More details on the share repurchase program are included in a separate press release issued today.

Conference Call

Nautilus will host a conference call to discuss the Company’s operating results for the first quarter ended March 31, 2016 at 4:30 p.m. ET (1:30 p.m. PT) on Monday, May 9, 2016. The call will be broadcast live over the Internet hosted at http://www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (888) 228-0603 in North America and international listeners may call (303) 223-4388. Participants from the Company will include Bruce M. Cazenave, Chief Executive Officer, Sid Nayar, Chief Financial Officer, and William B. McMahon, Chief Operating Officer.

A telephonic playback will be available from 6:30 p.m. ET, May 9, 2016, through 6:30 p.m. ET, May 23, 2016. Participants can dial (800) 633-8284 in North America and international participants can dial (402) 977-9140 to hear the playback. The passcode for the playback is 21810252.

Non-GAAP Presentation

In addition to disclosing results determined in accordance with GAAP, Nautilus has presented EBITDA from continuing operations, a non-GAAP financial measure, and certain non-GAAP financial results for the first quarter 2016, excluding the impact of a non-cash inventory step-up charge.

When presenting non-GAAP information, the Company includes a reconciliation of the non-GAAP results to the most directly comparable financial measure calculated and presented in accordance with GAAP. We present adjusted results because management believes that due to the nature of the excluded item, the non-GAAP results assists investors in assessing the Company's operational performance relative to its competitors and its historical financial performance. The Company presents these non-GAAP results as a complement to results provided in accordance with GAAP, and these results should not be regarded as a substitute for GAAP. The Company strongly encourages you to review all of its financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

The Company defines EBITDA from continuing operations as its income from continuing operations, adjusted to exclude interest expense (income), income tax expense of continuing operations, and depreciation and amortization expense.
The Company uses EBITDA from continuing operations in evaluating its operating results and for financial and operational decision-making purposes such as budgeting and establishing operational goals. The Company believes that EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that are excluded from EBITDA and enhances the overall understanding of the Company’s past performance and future prospects.

For a quantitative reconciliation of our non-GAAP financial measures and adjusted financial results to the most comparable GAAP measures, see "Reconciliation of Non-GAAP Financial Measures" included with this release.

About Nautilus, Inc.

Headquartered in Vancouver, Washington, Nautilus, Inc. (NYSE: NLS) is a global fitness solutions company that believes everyone deserves a fit and healthy life. With a brand portfolio including Bowflex®, Nautilus®, Octane Fitness®, Schwinn® and Universal®, Nautilus, Inc. develops innovative products to support healthy living through direct and retail channels as well as in commercial channels with Octane Fitness® products.

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning: the Company's prospects, resources or capabilities; current or future financial and economic trends; future operating results; future plans for introduction of new products; anticipated channel diversification, anticipated demand for the Company's new and existing products; growth in revenues and profits; and anticipated benefits of the acquisition of Octane Fitness. Factors that could cause Nautilus, Inc.’s actual results to differ materially from these forward-looking statements include costs associated with the acquisition, failure to successfully integrate the Octane Fitness business, achieve expected synergies or realize other anticipated benefits of the transaction, our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, greater than anticipated costs associated with launch of new products, incurrence of unanticipated obligations under licensing agreements and the impact of disputes regarding royalty obligations owed or owing to us, a decline in consumer spending due to unfavorable economic conditions, and softness in the retail marketplace. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events or circumstances.

# # # #

SOURCE: Nautilus, Inc.
Investor Relations Contact:
John Mills, ICR, LLC
Telephone: (646) 277-1254

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three months ended March 31, 2016 and 2015 (unaudited and in thousands, except per share amounts):

	Three Months Ended March 31,
	2016	2015

Net sales	$120,928	$96,239
Cost of sales	54,584	42,350
Gross profit	66,344	53,889

Operating expenses:
Selling and marketing	35,179	28,399
General and administrative	8,231	5,578
Research and development	3,634	2,307
Total operating expenses	47,044	36,284

Operating income	19,300	17,605
Other, net	(536)	(77)
Income from continuing operations before income taxes	18,764	17,528
Income tax expense	7,178	6,669
Income from continuing operations	11,586	10,859
Loss from discontinued operations	(142)	(127)
Net income	$11,444	$10,732

Basic income per share from continuing operations	$0.37	$0.35
Basic loss per share from discontinued operations	—	—
Basic net income per share(1)	$0.37	$0.34

Diluted income per share from continuing operations	$0.37	$0.34
Diluted loss per share from discontinued operations	—	—
Diluted net income per share	$0.37	$0.34

Shares used in per share calculations:
Basic	31,016	31,396
Diluted	31,295	31,767

Select Metrics:
Gross margin	54.9%	56.0%
Selling and marketing % of net sales	29.1%	29.5%
General and administrative % of net sales	6.8%	5.8%
Research and development % of net sales	3.0%	2.4%
Operating income % of net sales	16.0%	18.3%

(1) May not add due to rounding.

SEGMENT INFORMATION

The following tables present certain comparative information by segment for the three months ended March 31, 2016 and 2015 (unaudited and in thousands):

	Three Months Ended March 31,		Change
	2016	2015	$	%
Net sales:
Direct	$81,234	$74,057	$7,177	9.7%
Retail	38,805	21,290	17,515	82.3%
Royalty	889	892	(3)	(0.3)%
	$120,928	$96,239	$24,689	25.7%

Operating income (loss):
Direct	$21,144	$19,571	$1,573	8.0%
Retail	3,944	1,500	2,444	162.9%
Unallocated corporate	(5,788)	(3,466)	(2,322)	(67.0)%
	$19,300	$17,605	$1,695	9.6%

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of March 31, 2016 and December 31, 2015 (unaudited and in thousands):

	As of
	March 31, 2016	December 31, 2015
Assets

Cash and cash equivalents	$44,027	$30,778
Available-for-sale securities	28,788	29,998
Trade receivables, net of allowances of $1,015 and $918	24,386	45,155
Inventories	36,817	42,729
Prepaids and other current assets	7,917	6,888
Income taxes receivable	3,845	439
Deferred income tax assets	—	8,904
Total current assets	145,780	164,891

Property, plant and equipment, net	16,796	16,764
Goodwill	60,323	60,470
Other intangible assets, net	72,394	73,354
Long-term deferred income tax assets	99	—
Other assets	386	433
Total assets	$295,778	$315,912

Liabilities and Shareholders' Equity

Trade payables	$38,456	$61,745
Accrued liabilities	10,582	13,027
Warranty obligations	4,397	4,753
Note payable	15,993	15,993
Total current liabilities	69,428	95,518

Warranty obligations, non-current	4,315	3,792
Income taxes payable, non-current	5,053	4,116
Deferred income tax liabilities, non-current	13,251	18,380
Other long-term liabilities	3,569	3,144
Note payable, non-current	59,974	63,971
Shareholders' equity	140,188	126,991
Total liabilities and shareholders' equity	$295,778	$315,912

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31,
	2016	2015

Income from continuing operations	$11,586	$10,859
Interest expense (income), net	412	(39)
Income tax expense of continuing operations	7,178	6,669
Depreciation and amortization	1,935	910
Earnings before interest, taxes, depreciation, and amortization (EBITDA) from continuing operations	$21,111	$18,399

	Three Months Ended March 31,
	2016	2015

Operating income	$19,300	$17,605
Inventory step-up charge	716	—
Adjusted operating income	$20,016	$17,605

	Three Months Ended March 31,
	2016	2015

Income from continuing operations	$11,586	$10,859
Inventory step-up charge	716	—
Related tax benefit	(269)	—
Adjusted income from continuing operations	$12,033	$10,859

	Three Months Ended March 31,
	2016	2015

Diluted income per share from continuing operations	$0.37	$0.34
Inventory step-up charge	0.02	—
Related tax benefit	(0.01)	—
Adjusted diluted income per share from continuing operations	$0.38	$0.34

	Three Months Ended March 31,
	2016	2015

Retail segment gross profit	$11,612	$4,687
Inventory step-up charge	716	—
Adjusted Retail segment gross profit	$12,328	$4,687

Retail segment gross margin	29.9%	22.0%
Inventory step-up charge	1.9%	—
Adjusted Retail segment gross margin	31.8%	22.0%